(Company logo)
                            TRIPOS, INC.


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held May 9, 1997

To Our Shareholders:

      The Annual Meeting of Shareholders of Tripos, Inc. (the "Company") will be held at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105 at 1:00 p.m. local time on May 9, 1997 for the following purposes:

      1. To elect directors to serve for the ensuing year or until their successors are elected;

     2. To amend the 1994 Stock Option Plan to increase the number of shares reserved thereunder from 704,000 to 1,100,000 shares;

     3. To act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on April 4, 1997 as the record date for determining those shareholders who will be entitled to notice of and to vote at the Annual Meeting.

     Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                             Sincerely,



                                             Colleen A. Martin
                                             Corporate Secretary

St. Louis, Missouri
April 9, 1997

         Shareholders Should Read the Entire Proxy Statement
           Carefully Prior to Returning Their Proxy Forms

                           PROXY STATEMENT
                                 FOR
                  ANNUAL MEETING OF SHAREHOLDERS OF
                            TRIPOS, INC.

                       To Be Held May 9, 1997

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tripos, Inc. ("Tripos" or the "Company") of proxies to be voted at the Annual Meeting of
Shareholders which will be held at 1:00 p.m. local time on May 9, 1997 at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy form are first being mailed to shareholders on or about April 9, 1997.

                   VOTING RIGHTS AND SOLICITATION

      The close of business on April 4, 1997 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, Tripos had 3,049,175 shares of Common Stock, $.01 par value per share (the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

      Shares of the Company's Common Stock represented by proxies in the accompanying form that are properly executed and returned to Tripos will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 -- Election of Directors" and FOR the amendment to the 1994 Stock Option Plan as described herein under "Proposal 2 -- Amendment to the 1994 Stock Option Plan". Management does not know of any matters to be presented in this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder has the right to revoke his or her proxy at any time before it is voted. A majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present, in person or by proxy, at the Annual Meeting, is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares represented at the Annual Meeting but not voted for any reason, have no impact on the election of directors. The affirmative vote of the holders of a majority of the shares which are present in person or by proxy at the Annual Meeting is required to approve Proposal 2 and to act on any other matters properly brought before this meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more of the nominees for election of directors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees. If no specification is made on a duly executed proxy, the proxy will be voted FOR election of the directors nominated by the Board of Directors and FOR Proposal 2. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      The entire cost of soliciting proxies will be borne by Tripos. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telefax or special letter by officers and regular Tripos employees for no additional compensation. The Board of Directors of the Company has engaged Boatmen's Trust Company to provide routine advice and services and D.F. King & Co., Inc. to assist in the solicitation proxies for an estimated fee of $5,000 plus expenses. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Company's Common Stock, and such persons shall be reimbursed for their reasonable expenses.

                        SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be considered at the 1998 Annual Meeting of Shareholders must be received by Tripos no later than December 5, 1997. The proposal must be mailed to the Company's principal executive offices, 1699 South Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.



             MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                             PROPOSAL 1:

                        ELECTION OF DIRECTORS

      The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, either the size of the Board will be reduced or the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The directors will serve for a one year term, or until their respective successors are duly elected and qualified. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

Nominees to Board of Directors
    Name               Director    Age       Name            Director    Age
                        Since                                  Since

  Ralph S. Lobdell      1994      53    Alfred Alberts          1997      65
  Stewart Carrell       1994      63    John P. McAlister,III   1994      48
  Gary Meredith         1996      62    Ferid Murad             1996      60

     Ralph S. Lobdell has served as Chairman of the Board of Directors of the Company since June 1994. Mr. Lobdell received his Bachelor of Science degree from the U.S. Naval Academy in 1965 and his Master of Business Administration from Stanford University in 1972. Mr. Lobdell worked for First Chicago Corporation from 1972 through 1977, initially on the parent company staff and then its venture capital subsidiaries. In 1977, Mr. Lobdell joined Abbott Laboratories in Chicago as Manager of Corporate Planning and Development. Mr. Lobdell worked for the Harbour Group, a St. Louis based investment company, from 1979 to 1991 and was appointed President in 1987. He served on the Board of Directors of virtually all of Harbour's portfolio companies acquired during his tenure.

      Alfred Alberts was named a Director of the Company in February 1997. Mr. Alberts is currently serving on the Board of Directors of Inflazyme Pharmaceuticals, Ltd., Vancouver, and is a scientific consultant to several major pharmaceutical companies. He served as the Vice President of Biochemistry and Natural Product Discovery at Merck Research Laboratories prior to his retirement in 1995. Prior to joining Merck, Mr. Alberts was a member of the faculty of the Department of Biochemistry at Washington University, St. Louis. Mr. Alberts has co-authored six patents and received several prestigious awards including the Thomas Alva Edison Award as well as an Honorary Doctor of Science degree from the University of Maryland.

      Stewart Carrell has been a Director of the Company since May 1994. He currently serves as Chairman of the Board of Directors of Evans & Sutherland Computer Corporation. Until October 1993, he was Chairman and Chief Executive Officer of Diasonics, Inc., a medical imaging company. From November 1983 to 1987, he was also a General Partner of Hambrecht & Quist, an investment banking and venture capital firm. Prior to November 1983, Mr. Carrell was employed for 25 years by Texas Instruments in various capacities, the most recent of which was Executive Vice President. Mr. Carrell also serves as Chairman of Seattle Silicon Corporation.

      Dr. John P. McAlister, III has served as Chief Executive Officer and Director since May 1994. Dr. McAlister obtained his B.S. in Chemistry from Tarleton State College in 1971 and his Ph.D. in Biochemistry and X-Ray Crystallography from the University of Wisconsin, Madison, in 1978. After a two-year post-doctoral appointment, Dr. McAlister joined the staff of the Computer Systems Laboratory at Washington University, St. Louis, in 1980, where he served first as Associate Director of the MMS-X National Collaborative Research Program and then as Research Associate in Computer Science. Dr. McAlister began working for Tripos in 1982 under contract to supervise software development for molecular graphics applications. In 1984, he joined Tripos as Director of Software Research and Development. In 1987, Dr. McAlister was named Vice President, Research and Development, and in 1988 was promoted to President.

      Gary Meredith was appointed a Director of the Company in January 1996. He currently serves as Senior Vice President and Secretary of Evans & Sutherland Computer Corporation ("E&S"). Mr. Meredith has been with E&S for nineteen years where he has held several positions including Assistant to the President, VP-
Administration, President-Interactive Systems Division, VP-Development, and Chief Financial Officer. Prior to joining E&S, he was President of Interwest General Corporation and Windsor Industries. Mr. Meredith also was Chairman and President of Reid-Meredith, Inc., a company he founded in 1962. Mr. Meredith received his B.S. degree from Brigham Young University. In addition to his position on the Board of Directors of Tripos, Mr. Meredith is a Director of Blue Cross/Blue Shield of Utah and Strata, Inc.

      Dr. Ferid Murad was appointed a Director of the Company in November 1996. Dr. Murad received his M.D. and Ph.D. from Western Reserve University. Dr. Murad is the former Vice President of Pharmaceutical Research and Development at Abbott Laboratories, and formerly, the President and CEO of Molecular Geriatrics Corporation, a bio-pharmaceutical company. Dr. Murad has held a number of notable positions during his career including Chairman of the Department of Medicine at Stanford University, Chief of Medicine at Palo Alto Veterans Administration Hospital, and Director of Clinical Research at the University of Virginia School of Medicine. Dr. Murad was the 1996 recipient of the prestigious Albert Lasker Medical Research award for achievement in medical science.

     Dr. Robert Pearlman The Board of Directors regretfully accepted the resignation of board member Professor Robert Pearlman of the University of Texas in November 1996. As an important scientific and commercial collaborator with Tripos, Professor Pearlman believed that his board position might be inconsistent with the University of Texas conflict of interest policy. Professor Pearlman will continue to serve as a scientific advisor and will continue his strong collaborative product development relationship with Tripos.

      There are no family relationships among executive officers or directors of the Company. No related party transactions occurred between the Company and any of the directors or their affiliates.


Board Meetings and Committees

      During the fiscal year ended December 31, 1996, the Board of Directors of the Company held a total of nine (9) meetings. During this period, each director attended or participated in all of (i) the meetings of the Board that were held while they were members and
(ii) the meetings held by all committees of the Board of which they were members.

      The Company has an Audit Committee, a Compensation Committee, an Executive Committee, and a Technical Review Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

       The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Stewart Carrell, Ralph Lobdell, Gary Meredith, Ferid Murad and formerly, Robert Pearlman, held two (2) meetings during fiscal 1996. Alfred Alberts will join the Audit Committee at its next meeting.

      The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Ralph Lobdell, Stewart Carrell, Gary Meredith, Ferid Murad, and formerly, Robert Pearlman, held two (2) meetings during fiscal 1996. Alfred Alberts has been added to the Compensation Committee.

      The Executive Committee receives investment proposals from within and without the Company and decides whether they merit consideration. This Committee, consisting of Ralph Lobdell, Stewart Carrell, Gary Meredith, Ferid Murad, and formerly, Robert Pearlman, held five (5) meetings during fiscal 1996. Alfred Alberts has joined the Executive Committee.

      The Technical Review Committee reviews and approves the mechanisms by which scientific and software development decisions are made by the Company. This Committee, consisting of John McAlister, Ferid Murad, Robert Pearlman, as a scientific advisor, and several key employees, did not meet during fiscal 1996. Alfred Alberts will join the Technical Review Committee at its next meeting.


Director Remuneration

      Non-employee members of the Board, except for Mr. Lobdell, are each paid an annual retainer of $10,000, and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at all Board meetings and applicable committee meetings. The annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate. Employee members of the Board receive no additional compensation for their service on the Board.

     Under the Tripos, Inc. 1994 Director Option Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 10,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 2,500 shares on January 1 of each year. Options issued under the Tripos, Inc. 1994 Director Option Plan become exercisable at a rate of twenty-five percent (25%) of the shares under such option on each anniversary of the grant of the option. There are 300,000 shares reserved for issuance of options under the 1994 Director Option Plan, as amended. The exercise price for the options granted under the 1994 Directors Option Plan is equal to the fair market value of the Common Stock as of the last trading day immediately prior to the date the option is granted.
The options have a term of ten years. However, each option automatically terminates 90 days after the optionee ceases to be a director of the Company except by reason of the optionee's death, disability, or employment by the Company or a subsidiary, and terminates within twelve (12) months after the occurrence of one of these stated events.

     Dr. Ferid Murad, receives a $1,000 fee for his role as Chairman of the Technical Review Committee for every meeting he attends, and is reimbursed for all out-of pocket costs incurred with his attendance at such meetings.

      Mr. Ralph Lobdell receives an annual retainer of $25,000 as Chairman of the Board for the Company, in lieu of the $10,000 annual retainer received by other non-employee Board members, and is reimbursed for all out-of-pocket expenses related to attendance at meetings of the Board of Directors. Mr. Lobdell's annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate. The Board of Directors awarded a bonus to Mr. Lobdell based on the results of 1996 in the amount of $25,000, which was paid in 1997 in the form of 50% cash and 50% stock.

      No other compensation is paid to the non-employee members of the Board with respect to service on the Board.

Recommendation of the Board of Directors

      The Board of Directors recommends that the shareholders vote FOR the election of each of the above nominees.


                             PROPOSAL 2:
               AMENDMENT TO THE 1994 STOCK OPTION PLAN

      The Board of Directors of the Company adopted an amendment to the 1994 Stock Option Plan (the "1994 Plan") on March 17, 1997, and directed that the amendment be submitted to the shareholders of the Company for their approval. At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's existing 1994 Plan to increase the maximum aggregate number of shares which may be optioned and sold under the Plan from seven hundred four thousand (704,000) to one million one hundred thousand (1,100,000).

      The 1994 Plan is intended to provide additional compensation and incentive to key employees whose present and potential contributions are important to the continued success of the Company, to afford such employees an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to attract and retain the best available talent.

General. The 1994 Plan was adopted in March 1994 and became effective upon such date. The 1994 Plan provides for the grant of nonstatutory stock options to employees of the Company pursuant to a discretionary grant mechanism.

Administration. The 1994 Plan is designed to work as an incentive performance plan. Options are granted by the President, with the approval of the Compensation Committee of the Board of Directors, typically annually or upon promotions of key individuals.

Eligibility.   Only  employees or consultants  to  the  Company  are
eligible   under  the  1994  Plan.   Currently,  eighty-eight   (88)
employees participate in the 1994 Plan.

Terms of Options. The exercise price of options granted to employees must be 100% of the fair market value of the Tripos Common Stock on the date of the grant. The consideration for exercising options granted to employees may only consist of cash, check, previously owned shares of Tripos Common Stock or cashless exercise. Options granted to the employees have a ten year term, or shorter upon termination of their tenure as an employee. Options granted to the employees vest at the rate of 25% on the first anniversary of the grant and 1/48th per month for the next 36 months. Outstanding options will expire on the earlier of ten years from the date of grant or 90 days after the employee receiving the grant ceases to be employed by the Company.

Adjustment Upon Changes in Capitalization. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in a greater or lesser number of shares of Tripos Common Stock, appropriate adjustment shall be made in the option price and in the number of shares subject to the options. In the event of the proposed dissolution or liquidation of the Company, to the extent that an option or right has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. In the event of the merger or sale of substantially all of the assets of the Company, all outstanding options shall be assumed or substituted by the successor corporation, or if they are not assumed or substituted, they shall become fully vested unless the Board of Directors determines otherwise.

Amendment and Termination. The Board of Directors may amend the 1994 Plan at any time or may terminate it without approval of the shareholders. However, no such action by the Board of Directors may unilaterally alter or impair any option previously granted under the 1994 Plan without the consent of the optionee. In any event, the 1994 Plan will terminate in March 2004.

Federal Income Tax Implications. All options granted under the 1994 Plan are granted at the market price on the date of the grant. As a result, no Federal income tax is due upon the receipt of the grant by the employee. Federal taxes will apply at the time the employee recognizes a gain from the exercise and sale of the underlying shares.

Reserve - Number of Shares Available. Seven hundred four thousand shares of Common Stock are currently reserved for issuance pursuant to the 1994 Plan. As of December 31, 1996, options to purchase 704,000 shares of Common Stock had been granted, of which, options for 101,810 shares had been exercised. Without taking into account this proposed amendment to increase the maximum aggregate number of shares, no shares remained available for future grants as of December 31, 1996. The amendment to the 1994 Plan will increase the number of shares of Common Stock available for issuance pursuant to the 1994 Plan from 704,000 to 1,100,000.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the amendment to the 1994 Stock Option Plan.

                       OWNERSHIP OF SECURITIES

     The following table sets forth, as of the Record Date, the name of each person who owns of record or is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, the number of shares owned by all directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all directors and executive officers as a group, and the percentage of the outstanding shares represented thereby. The Company believes that each of the directors and executive officers has sole voting and investment power over such shares of Common Stock.

Holders of More than 5%
                                  Amount and
                                  Nature of           (1)
  Name and Address of             Beneficial       Percent of
  Beneficial Owner                Ownership          Class

  State of Wisconsin               278,334 (2)          9.1%
  Investment Board
  P.O. Box 7842
  Madison, Wisconsin  53707

  J.P. Morgan & Co., Inc.          233,400 (2)          7.7%
  60 Wall Street                   371,101 (3)
  New York, New York 10260

  Vanguard//PRIMECAP Fund, Inc.    155,000 (2)          5.1%
  P.O. Box 2600
  Valley Forge, Pennsylvania  19482

  FMR Corporation                  127,300 (2)          4.2%
  82 Devonshire                    201,000 (3)
  Boston, Massachusetts  02109

Directors and Named Executive Officers:

                               Amount and
                               Nature of            (1)
  Name of Beneficial Owner     Beneficial         Percent
                               Ownership         of Class

  Ralph S. Lobdell               25,453             *
  Alfred Alberts                   -                -
  Stewart Carrell                12,240             *
  Gary Meredith                  2,865              *
  John P. McAlister III          65,639            2.2%
  Ferid Murad                      50               *
  Richard D. Cramer III          41,682            1.4%
  W. Ward Davidson III           24,784             *
  Mark W. Schwartz               24,659             *
  All   directors  and  named
  executive officers  as  a
  group   (9 persons)           197,372            6.5%

 *   Less than one percent of the outstanding Common Stock.
(1) Percentage of beneficial ownership is calculated assuming 3,049,175 shares of Common Stock were outstanding on April 4, 1997. This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of April 4, 1997, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.
(2)   This  information is based on Schedules  13G  filed  with  the
Securities and Exchange Commission (the "SEC"). The reporting entity attests that they have sole voting and investment power over their reported shares of Common Stock.
(3) This information is based on Schedules 13G filed with the SEC. The reporting entity attests that they have sole dispositive power over their reported shares of Common Stock.

                             MANAGEMENT

Set forth below is certain information with respect to additional executive officers and key employees of the Company not listed in "Election of Directors":

     Name                Age       Title

Martin Bohl              54        Vice President, European Operations
Richard D. Cramer, III   55        Vice President, Scientific Activities
W. Ward Davidson, III    56        Vice President, Sales
Robert C. Glen           43        Vice President, Collaborative
                                    Discovery Services
John R. Hurst            40        Vice President, Discovery
                                    Software Science
Scott G. Hutton          36        Vice President, Marketing
Colleen A. Martin        36        Vice President, Chief Financial Officer,
                                    Secretary
James H. Munn            44        European Controller
David E. Patterson       45        Senior Fellow
Mark W. Schwartz         41        Vice President, Accelerated
                                    Discovery Services
Gregory B. Smith         37        Fellow
Martin Stuart            40        Vice President, Americas and
                                    Asia Pacific Sales
Paul L. Weber            38        Vice President, Software Development
Mary P. Woodward         51        Vice President, Business and
                                    Strategic Relations
John D. Yingling         40        U. S. Controller and Corporate Treasurer

      Dr. Martin Bohl obtained his training at the Friedrich Shiller University of Jena in Germany, receiving the Diplom-Chemiker degree in 1974 and a Ph.D. in theoretical chemistry in 1979. After three years of research and management at the Jenaer Glaswerk Schott & Gen., Dr. Bohl joined the Academy of Sciences, Central Institute of Microbiology and Experimental Therapy in Jena. During an eight-year period, Dr. Bohl's major interests included structure-activity relationships of steroids. Dr. Bohl joined Tripos in 1989 as an Application and Sales Support Scientist. Other positions he has held include: Manager of the Munich Sales Office, European Technical Manager, and General Manager for Central and Southern Europe. Dr. Bohl was promoted to Vice President of European Operations in October 1996.

      Dr. Richard D. Cramer, III received his A.B. degree from Harvard University in Chemistry and Physics in 1963, and his Ph.D. in Physical Organic Chemistry from the Massachusetts Institute of Technology in 1967. Dr. Cramer worked for Polaroid Corporation from 1967 through 1969. This was followed by a two year fellowship as a senior member of the computer synthesis group at Harvard University under direction of Dr. E. J. Corey. Dr. Cramer joined Smith Kline & French Laboratories in 1971. He was awarded a succession of titles culminating in Associate Director and Fellow, Medicinal Chemistry. Dr. Cramer joined Tripos in 1983 as Vice President of New Products where he formulated the techniques of Comparative Molecular Field Analysis (CoMFA), a patented software technology, at Tripos. Dr. Cramer was named Vice President of Scientific Activities in 1988. Dr. Cramer also founded and currently serves on the Board of Directors of STATS, Inc.

      Mr. W. Ward Davidson, III obtained his B.S. in Psychology from the University of Maryland in 1966, and is a graduate of the
Management Development Program at Northeastern University. Mr. Davidson was a Systems Analyst and a Marketing Representative for IBM from 1966 through 1972. In 1972, he joined Digital Equipment Corporation, where he spent 12 years in Senior Sales Management and Operations Management. From 1984 until 1992 Mr. Davidson was Vice President, Sales for Culler Scientific, a mini-super computer manufacturer and Vice President, Sales for Wavefront Technologies, a 3-D animation software company. Mr. Davidson joined Tripos in January 1992, as Vice President of Sales.

      Dr. Robert C. Glen received his B.S. in Chemistry from the University of Paisley, Scotland in 1978 and his Ph.D. in Chemistry and X-ray Crystallography from the University of Stirling in 1982. Dr. Glen was a Senior Physical Chemist with responsibility for computer-aided molecular design (CAMD) at the Wellcome Research Laboratories, in London, from 1982 to 1987. After a short period at ICI Pharmaceuticals, Dr. Glen returned to Wellcome as a Senior Research Scientist responsible for CAMD, Protein Crystallography, measured physico-chemical properties and Quantitative Structure Activity Relationships. Dr. Glen has published over 50 papers in drug discovery and holds a number of patents on drugs in the clinic, including 311C90 for the treatment of migraine. Dr. Glen joined Tripos in June 1995 as Senior Director of Science. In February
1996, Dr. Glen was promoted to Senior Director of Collaborative Discovery Services and to Vice President Collaborative Discovery Services in August 1996.

      Dr.  John  R. Hurst  received B.S. degrees in Mathematics  and
Chemistry  from  Rose  Hulman Institute in 1978  and  his  Ph.D.  in
Physical-Organic Chemistry from the University of Illinois, Champaign in 1983. Dr. Hurst held a post-doctoral position at the University of Texas, Austin in Electro-photochemistry under Professor Marye Anne Fox. In 1984 he joined Monsanto Corporation as Research Information Systems Manager. Dr. Hurst joined Tripos in 1989 to begin the development of Chemical Information Systems. Dr. Hurst was promoted to Vice President of Marketing-Discovery Software in November 1995 and named Vice President Discovery Software Science in August 1996.

      Mr. Scott G. Hutton received his Bachelor of Science degree in Chemistry from the University of Missouri, Columbia, in 1984. Mr. Hutton worked as a Chemist at Monsanto Corporation from 1985 to 1988 and subsequently as a Technical Sales and Service Representative at the Waters Division of Millipore from 1988 to 1990. He joined Tripos as an Account Executive in 1990 and was promoted to Regional Sales Manager in 1992. In 1994, Mr. Hutton was named U.S. Sales Manager and promoted to Vice President of Marketing in August 1996.

      Ms. Colleen A. Martin received her Bachelor of Science degree in Accounting from the University of Missouri, St. Louis, in 1982 and has attended Northwestern University's J.L. Kellogg Graduate School of Management Executive Programs. Ms. Martin, a Certified Public Accountant, worked on the audit staff for KPMG Peat Marwick LLP from 1982 through 1984 and worked for Continental Cablevision as District Controller from 1984 through 1989. Ms. Martin joined Tripos in June 1989 as Controller and was promoted to Vice President and Chief Financial Officer in April 1995.

     Mr. James H. Munn received both a B.A. in Biology in 1974 and a M.S. in Accounting in 1978 from California State University at Northridge. Mr. Munn, a Certified Public Accountant, worked on the audit staff of Price Waterhouse from 1979 through 1980. In 1980 he joined Tiger International as a Senior Financial Analyst and from 1983 through 1985 he was employed at Loral EOS as Supervisor of Accounting Operations. From 1985 to 1995, Mr. Munn held various financial management positions at Radio Free Europe/Radio Liberty, Inc., Munich, Germany. Mr. Munn joined Tripos in July 1995 as European Controller.

       Mr.   David  E.  Patterson   received  his  B.S.  in  Applied
Mathematics  and  Computer Science in 1974  and a  M.S.  in  Systems
Science in 1980 from Washington University in St. Louis. Mr. Patterson worked as a Senior Research Scientist with the Center for Air Pollution Impact and Trend Analysis from 1976 until joining Tripos in 1986. His positions have included Product Manager for QSAR and Senior Director of New Products prior to being promoted to Senior Fellow in March 1996.

     Dr. Mark W. Schwartz received his B.A. degree in Chemistry from Grinnell College in 1977 and his Ph.D. in Biochemistry from Arizona State University in 1983. Dr. Schwartz worked for E.I. duPont from 1983 through 1989 in research and development positions for diagnostic products before moving into a marketing position for biotechnology products. This was followed by several marketing and product management positions at Applied Biosystems, before joining Biosym Technologies in 1991 as Marketing Director, Life Sciences. Dr. Schwartz joined Tripos as Vice President of Marketing in March 1994. In November 1995 he was named Vice President of Corporate Marketing and Discovery Services and Vice President Accelerated Discovery Services in August 1996.

      Mr. Gregory B. Smith received his B.S. and M.S. degrees in Computer Science from Washington University in 1983. As part of his graduate thesis, he worked on the team which developed the first SYBYL/VAX prototype under contract to Tripos. Mr. Smith joined Tripos in 1986 as a member of the technical staff where he was responsible for all graphics, systems, and quality control related activities. Mr. Smith was named Director of New Technology in 1990 and in 1994 was named Vice President of Technology and Quality Standards. In 1996 he became a Fellow, with responsibility for the corporate databases.

      Dr. Martin Stuart received his Bachelor of Science in Physics and Mathematics from the Council for National Academic Awards in London in 1982. He was awarded a Ph.D. in the Physics of Thin Films from the University College of North Wales 1986. Dr. Stuart is a member of the Institute of Physics and is a Chartered Physicist. Dr. Stuart joined 3M Company in 1974 and held several scientific positions, and ultimately, Senior Research Scientist. His work ranged from optimization of photographic development systems to the design of highly efficient drug delivery systems. Dr. Stuart joined Tripos in 1987 to support its products in the United Kingdom and Scandinavia. He was promoted to Manager of Asia Pacific Sales in 1993. Dr. Stuart was promoted to Vice President of the Americas and Asia Pacific Sales in February 1996.

      Dr. Paul L. Weber obtained his Bachelor of Science degrees in Chemistry and Honors Biology from the University of Illinois, Urbana in 1981. He was awarded his Ph.D. in Biochemistry from the University of Washington, Seattle in 1985. Prior to joining Tripos, Dr. Weber was employed as Director of Scientific Applications at Hare Research, Inc. where he was involved with business development, customer support, sales and program documentation, development and debugging. Dr. Weber joined Tripos in January 1991 as the NMR Project Manager. In January 1995, Dr. Weber was promoted to Director of Software Development. In November 1995, Dr. Weber was promoted to Vice President of Software Development.

      Ms.  Mary  P.  Woodward  obtained her  B.A.  in  English  from
Creighton University in 1967, her M.A. in English from the University of Kansas in 1969, and has taken courses in high technology, international marketing and strategic alliance offered in the Berkeley, Stanford, and Northwestern J.L. Kellogg Graduate School of Management Executive Programs. Since joining Tripos in 1983, Ms. Woodward has held a series of sales, legal, and marketing administration positions, and is currently Vice President, Business and Strategic Relations.

      Mr. John D. Yingling received his Bachelor of Science degree in Accounting from the University of Missouri, St. Louis, in 1979 and holds certificates as a Certified Public Accountant and a Certified Cash Manager. Mr. Yingling worked for Storz Instrument Company, a micro-surgical instrument manufacturer, in a series of accounting positions from 1979 to 1983 and for Clayton Brokerage Company from 1983 to 1985. This was followed by several accounting, tax and treasury positions at Venture Stores, Inc. from 1985 to 1995. Mr. Yingling joined Tripos in May 1995 as U.S. Controller and assumed the Corporate Treasurer responsibilities in March 1997.


           EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

   The following table sets forth the compensation earned by the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994.

                     SUMMARY COMPENSATION TABLE

                                                  Long-Term
                               Annual           Compensation
                            Compensation           Awards
                                                      Securities  All Other
                                               LTIP   Underlying  Compensation
Name & Principal    Year    Salary   Bonus    Payouts  Options      ($) (5)
   Position                ($) (1)  ($) (2)    $ (3)   # (4)

John P. McAlister   1996   150,000       -    17,949    15,000       4,500
    President and   1995   150,000  20,000         -    15,000       3,465
  Chief Executive   1994   149,808       -    30,476   100,000       3,446
          Officer                                        2,667
                                                           889

Richard D. Cramer   1996   115,000       -     4,711     5,000           -
  Vice President,   1995   106,800   8,000         -     5,000       2,772
       Scientific   1994   104,810  15,000         -    55,000       2,772
       Activities                                          700
                                                           234

W. Ward Davidson    1996   120,000  76,881         -         -       8,750
  Vice President,   1995   124,932  70,068         -     2,500       7,723
            Sales   1994   118,615  46,262         -    37,500       8,228

Mark W. Schwartz    1996   115,000  27,511         -     2,500       4,275
  Vice President,   1995   106,169  12,000         -    22,500       2,279
      Accelerated   1994    79,423       -         -    15,000         656
Discovery Services

(1) Includes salary deferred under the Company's 401(k) Plan. Dr. Schwartz's 1994 compensation reflects his compensation from his actual date of hire, March 30, 1994.
(2) Bonuses earned were based on an allocation of a discretionary bonus pool. There were no bonuses earned through the discretionary bonus pool in 1995. Discretionary bonuses were accrued in fiscal 1994 and paid out in 1995 as was the case with fiscal 1993 bonuses being accrued and paid out in 1994. Bonuses for fiscal years 1994, 1995 and 1996 for Mr. Davidson were earned based on commissions payable upon the Company's achievement of targeted revenue levels. Bonus for 1996 for Mr. Schwartz was earned based on commissions payable upon the Company's achievement of targeted revenue levels.
(3) LTIP Payouts represent the gain on the sale of stock options exercised under the Evans & Sutherland Computer Corporation 1985 Stock Option Plan for Key Employees granted and vested prior to the distribution of the Company's stock by Evans & Sutherland Computer Corporation ("E&S") to its shareholders on June 1, 1994, the ("Distribution").
(4) The number of shares underlying option grants include options granted to Tripos employees under the 1994 Stock Option Plan and the Evans & Sutherland Computer Corporation 1985 Stock Option Plan for Key Employees.
(5) "All Other Compensation" includes a matching contribution to the Company's 401(k) Plan and a car allowance for Mr. Davidson.


Stock Options

   The following table contains information concerning the grant of stock options made to the Named Executive Officers in 1996.

                OPTION/SAR GRANTS IN LAST FISCAL YEAR


                   Individual Grants
                                                               Potential
                                                               Realizable
                                                                  Value
                  Number      % of                             at Assumed
                    of        Total                               Annual
                Securities   Options/                           Rates of
                 Options/     SARs                             Stock Price
                Underlying   Granted   Exercise                 Appreciation
                 Options/      to       Price                       for
                   SARs     Employees    Per   Expiration      Option Term
       Name      Granted    in Fiscal   Share     Date       5% (3)     10%(3)
                              Year     ($) (2)
John P. McAlister 15,000(1)    7.7%     6.50     5/9/06    $61,300   $155,400
Richard D. Cramer  5,000(1)    2.6%     7.88    3/28/06    $24,800   $ 62,800
W. Ward Davidson       -         -         -          -    $     -   $      -
Mark W. Schwartz   2,500(1)    1.3%     7.88    3/28/06    $12,400   $ 31,400


(1) The options granted under the 1994 Stock Option Plan become exercisable as to 25% of the option shares on the first anniversary of the grant date and 1/48th per month for three years thereafter. The options have a 10-year term, subject to earlier termination in the event of the optionee's cessation of service with the Company.
(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(3) The five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation are mandated by the
rules  of  the  Securities  and Exchange Commission.   There  is  no
assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

Option Exercises and Holdings

      The following table provides information with respect to the Named Executive Officers concerning unexercised options held as of the end of the 1996 fiscal year.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                  AND FISCAL YEAR-END OPTION VALUES


                                        Number of
                                       Securities
                  Shares               Underlying       Value of Unexercised
                 Acquired              Unexercised      in-the-Money Options
                                       Options at                at
      Name          on     Value      Year-End 1996       Fiscal Year-End
                 Exercise Realized  Exercis  Unexercis  Exercis     Unexercis
                    #        $         able      able      able         able
John P. McAlister   889    $1,968    53,750    76,250   $365,625(1) $500,625
                  2,667   $17,949         0         0         $0(2)       $0
Richard D. Cramer 6,234   $75,831    35,510    23,490   $235,240(1) $137,385
                    700    $4,711         0         0         $0(2)       $0
W. Ward Davidson  1,600   $15,800    22,828    15,572   $151,861(1) $101,713
Mark W. Schwartz  1,872   $16,380    18,284    19,844   $130,099(1) $135,549


(1) Based on the fair market value of Tripos Common shares on December 31, 1996 ($11.75 per share).
(2) Options to purchase shares of E&S Common Stock were granted to certain key executives prior the spin-off of the Company in June, 1994.


                REPORT OF THE COMPENSATION COMMITTEE

      The following is the Report of the Compensation Committee of the Board of Directors ("the Committee"), describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1996. The Compensation Committee of the Board of Directors is responsible for setting the general compensation policies of the Company, which include specific compensation levels for executive officers, bonus pools, and the 1994 Tripos Employee Stock Option Plan. These programs and the Committee's compensation philosophy are designed to attract and retain key executives by providing appropriate incentives linked to Company performance. The Committee is composed of all non-employee Directors.

Compensation Philosophy

      The Compensation Committee evaluates the performance of the Chief Executive Officer and other officers of Tripos annually based upon financial and non-financial performance goals which contribute to the profitability of the Company. The Compensation Committee has approved compensation policies that seek to enhance the linkage of compensation to Company objectives and overall company performance. The executive officers' compensation package is comprised of (i) base salary, (ii) annual incentive opportunity tied to achievement of Operating Income and other goals, and (iii) long-term incentives established to align management with shareholders, in the form of stock options. The Chief Executive Officer recommends annual increases for other executives for review and approval by the Board.

                     Base Salaries -- Individual salary increases are likely to be based on a variety of factors including, but not limited to: competitive salary levels, individual job responsibilities, results versus target objectives, and Company financial performance.

                     Annual Incentives -- Effective for fiscal 1995 and later years, the Company's officers were eligible to participate in an annual incentive compensation plan. Annual incentive targets are set as a percent of salary for each officer based on attainment of financial goals including Operating Income and individual performance goals. Weighting of goals varies by participant. Over 120% of the Operating Income goal was achieved in fiscal 1996, therefore a payout related to financial goals was made in early 1997. No payout was made in 1996 for fiscal 1995.

                     Long-term Incentives -- The Company has adopted
          the 1994 Tripos Stock Option Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, and to promote the success of the Company's business. Awards under the 1994 Tripos Stock Option Plan are designed to give the recipient a significant equity stake in the Company and thereby closely align their interests with those of the Company's shareholders. In fiscal year 1994, the Board and Committee granted stock options to officers and other employees under the 1994 Tripos Stock Option Plan subsequent to the distribution of the Company's stock by Evans & Sutherland Computer Corporation ("E&S") to its shareholders on June 1, 1994, the ("Distribution"). The Committee has established certain general guidelines in making option grants to executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and his or her existing holdings of unvested options. The number of shares granted to each executive officer in fiscal years 1996, 1995 and 1994 was based upon the officer's tenure, level of responsibility, and relative position in the Company. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.


Chief Executive Officer Compensation

     The Chairman and other members of the Compensation Committee meet semi-annually with Dr. McAlister to discuss his personal performance during the fiscal year. The Committee's objective is to have Dr. McAlister's base salary keep pace with the salaries being paid to similarly situated CEOs in the software and high technology industries, and reflect individual performance and achievement of Tripos corporate goals. Dr. McAlister's base salary is reviewed annually by the Compensation Committee based on these discussions and other criteria mentioned above.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filing under the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report and the
Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

          Compensation Committee
          Mr. Ralph S. Lobdell, Chairman
          Mr. Stewart Carrell
          Mr. Gary Meredith
          Dr. Ferid Murad
          Mr. Alfred Alberts

                  COMPARISON OF SHAREHOLDER RETURN

        Indexed Comparison of Total Return since Distribution
        Total Return Index for the NASDAQ National Market and
   Total Return for NASDAQ Computer and Data Processing Companies

               (Stock performance graph inserted here)

             6/1/94   12/31/94   6/30/95   12/31/95   6/30/96   12/31/96

NASDAQ       100.00    103.12    128.59     145.83    165.10     179.39

Data
Processing   100.00    114.64    152.95     174.59    203.17     215.61

Tripos, Inc  100.00     86.36    113.64     154.55    159.09     213.64


Note: Assumes $100 invested on 6/1/94 in the Company, the total return index for the NASDAQ National Market and the total return index for NASDAQ Computer and Data Processing Companies. Assumes reinvestment of dividends on a daily basis.

      The graph covers the period from June 1, 1994, the date the Company's distribution of Common Stock to holders of record of the Common Stock of E&S commenced, through the fiscal year ended December 31, 1996. The graph assumes that $100 was invested on June 1, 1994 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


                            ANNUAL REPORT

      A copy of the Annual Report of the Company for the fiscal year ended December 31, 1996 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Company filed a Form 10-K with the SEC. Shareholders may obtain a copy of the Form 10-K without charge, by writing to Colleen Martin/Corporate Secretary, at the Company's executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144.

             SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

       Ernst & Young LLP, independent certified public accountants, has been selected by the Board of Directors as the firm to audit the accounts and to report on the financial statements of the Company for the current fiscal year ending December 31, 1997. Neither Ernst & Young LLP, nor any of its members has any financial interest, direct or indirect, in the Company, nor has Ernst & Young LLP, nor any of its members ever been connected with the Company as promoter, underwriter, voting trustee, director, officer or employee. It is anticipated that a representative of Ernst & Young LLP will attend the meeting and shall be available to respond to appropriate questions. It is not anticipated that the representative from Ernst & Young LLP will make any statement or presentation.



                            OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

                                   TRIPOS INC.


                                   Colleen A. Martin
                                   Corporate Secretary

                                   April 9, 1997
                                   St. Louis, Missouri